Exhibit 10.1

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 28, 2011 (this “Agreement”) by and among Coleman Cable, Inc., a Delaware corporation (“Parent”), Clearwater Acquisition I, Inc., a Florida corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Hosea II, LLC, a Florida limited liability company (“Shareholder”) and an owner of the Subject Shares (as defined below) of Technology Research Corporation, a Florida corporation (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, upon the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock (the “Company Shares”), Company Stock Options and Company Restricted Stock set forth on Annex I (all such beneficially owned shares of Company Common Stock and Company Restricted Stock which are outstanding as of the date hereof and which may hereafter be acquired upon the exercise of Company Stock Options or pursuant to acquisition by purchase, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction, being referred to herein as the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Shareholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, Shareholder has agreed to, enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01 Agreement to Tender. Shareholder shall exercise all of its rights with respect to the Subject Shares to, and use its best efforts to, duly tender, in the Offer, all of the Subject Shares pursuant to and in accordance with the terms of the Offer, provided the Per Share Amount does not decrease. Promptly, but in any event no later than ten (10) business days after the commencement of the Offer, Shareholder shall exercise all of its rights with respect to the Subject Shares to, and use its best efforts to, (a) deliver to the depositary designated in the Offer (the “Depositary”) (i) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer, (ii) a certificate or certificates representing the Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (b) instruct Shareholder’s broker or such other person that is the holder of record of the Subject Shares beneficially owned by Shareholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Shareholder shall duly tender to Merger Sub during any subsequent offering period provided by Merger Sub in accordance with the terms of the Offer all of the Subject Shares, if any, which shall have been issued during the Offer or any subsequent extension period. Shareholder agrees that once its Subject Shares are tendered pursuant to the terms hereof, Shareholder will not withdraw any tender of such Subject Shares, unless and until (x) the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the Merger Agreement, or (y) this Agreement shall have been terminated in accordance with Section 3.03 hereof.

Section 1.02 Voting of Subject Shares. (a) At every meeting of the shareholders of the Company called for such purpose, and at every adjournment or postponement thereof, Shareholder shall, or shall cause the holder of record on any applicable record date to, vote its Subject Shares (to the extent that any of Shareholder’s Subject Shares are not purchased in the Offer) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Acquisition Proposal, other than the Merger, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of the Company subsidiaries and (C) any action that would materially impede, interfere with, delay, postpone or adversely affect in any material respect the Merger and the transactions contemplated by the Merger Agreement and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders, and in connection therewith, Shareholder shall execute any documents which are necessary or appropriate in order to effectuate the foregoing. Shareholder shall retain at all times the right to vote its Subject Shares in its sole discretion and without any other limitation on those matters other than those set forth in this Section 1.02 that are at any time or from time to time presented for consideration to the Company’s shareholders generally. In the event that any meeting of the shareholders of the Company is held, Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause its Subject Shares (to the extent that any of Shareholder’s Subject Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.

Section 1.03 Irrevocable Proxy. Shareholder hereby irrevocably appoints Merger Sub as its attorney and proxy, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all Subject Shares that Shareholder is entitled to vote at any meeting of shareholders of the Company (whether annual, special or other meeting and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, to vote such Subject Shares as set forth in Section 1.02 hereof; provided that in any such vote or other action pursuant to such proxy, Merger Sub shall not have the right (and such proxy shall not confer the right) to vote to reduce the Per Share Amount or to otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any shareholders of the Company (including Shareholder) under the Merger Agreement or to reduce the obligations of Parent or Merger Sub thereunder; and provided further that this proxy shall irrevocably cease to be in effect upon the termination of the Merger Agreement in accordance with its terms. SUBJECT TO THE FOREGOING, THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Shareholder hereby revokes, effective upon the execution and delivery of this Agreement by the parties hereto, all other proxies and powers of attorney with respect to the Subject Shares that it may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of its obligations under Section 1.02 hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by it with respect thereto so long as this Agreement remains in effect. Shareholder shall forward to Parent and Merger Sub any proxy cards that Shareholder receives with respect to the Merger Agreement.

Section 1.04 Consideration for Subject Shares. Shareholder hereby agrees that the Per Share Amount and Merger Consideration, as applicable, relating to the Subject Shares will not be paid to Shareholder until the restrictions on the Subject Shares would have vested (had the Subject Shares remained outstanding) in accordance with the provisions of Section 2.3 of the Stock Purchase Agreement by and among the Company, Hosea Partners, Ltd., Roger M. Boatman, as trustee of the Roger M. Boatman Trust, Melvin R. Hall and Elsa G. Hall, as joint tenants with right of survivorship, dated March 2, 2010 (the “Stock Purchase Agreement”).

Section 1.05 No Transfers; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, Shareholder shall not, directly or indirectly, (a) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of Shareholder’s Subject Shares or any interest therein (except where the transferee or third party agrees in writing to be bound by the terms hereof), or create or permit to exist any lien that would prevent Shareholder from tendering its Subject Shares in accordance with this Agreement or from complying with its other obligations under this Agreement, (b) enter into any contracts inconsistent with the terms hereof with respect to any transfer of such Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares relating to the subject matter hereof, (d) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares or (e) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

Section 1.06 Documentation and Information. Shareholder (a) consents to and authorizes the publication and disclosure by Parent and Merger Sub of its identity and holding of Subject Shares, and the nature of its commitments, arrangements and understandings under this Agreement, in any press release, the Offer Documents, or any other disclosure document required in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, and (b) agrees to give to Parent and Merger Sub as promptly as practicable any information reasonably related to the foregoing that it may reasonably require for the preparation of any such disclosure documents. Shareholder agrees to notify Parent as promptly as practicable of any required corrections with respect to any written information supplied by Shareholder specifically for use in any such disclosure document, if and to the extent Shareholder becomes aware that any such information shall have become false or misleading in any material respect.

Section 1.07 Changes to Company Shares. In the event of any stock dividend or distribution, or any change to the Company Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or any other similar transaction, the term “Company Shares” as used in this Agreement shall be deemed to refer to and include the Company Shares and all such stock dividends and distributions and any securities into which or for which any or all of the Company Shares may be changed or exchanged or which are received in the relevant transaction.

Section 1.08 Representations and Warranties. Shareholder represents and warrants to Parent and Merger Sub as follows:

This Agreement has been duly and validly executed and delivered by Shareholder and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms. Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under, any provision of any contract binding upon Shareholder or any of its affiliates, except for any such conflicts, breaches, terminations and defaults which would not, individually or in the aggregate, be reasonably expected to prevent, delay or impair the consummation by Shareholder of the transactions contemplated by this Agreement. Shareholder has, and on the date Merger Sub becomes obligated to accept for payment, purchase and pay for the Subject Shares Shareholder will have, good and valid title to the Subject Shares, free and clear of any liens, proxies, voting trusts or agreements, understandings or arrangements, except as provided in Section 1.03 hereof or in the Stock Purchase Agreement. There are no options or rights to acquire, or any agreements to which Shareholder is a party relating to, the Subject Shares, other than this Agreement and as set forth on Annex I. As of the date hereof, the Company Shares, Company Stock Options and Company Restricted Stock listed on Annex I represent all of the securities of the Company beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Shareholder.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 2.01 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub represents and warrants to Shareholder as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Delaware and Florida, respectively. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of each of Shareholders and the Company, constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

(b) Parent has, and shall have, at the Acceptance Date or the Effective Time, as applicable, funds available that are sufficient to permit Parent to pay all of the amounts needed to purchase shares of Company Common Stock pursuant to the Offer and the Merger Consideration.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) if to Parent or Merger Sub:

Coleman Cable, Inc.

1530 Shields Drive

Waukegan, IL 60085

Attention: Richard Burger, Chief Financial Officer

Telecopy No.: 847-689-9909

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Facsimile No: 312-558-5700

Attention: James J. Junewicz, Esq.

Telecopy No.: (312) 558-5700

with courtesy copies to:

Technology Research Corporation

5250 140th Avenue North

Clearwater, FL 33760

Attention: Chief Executive Officer

Telecopy No.: (727) 535-9691

with a copy to:

Hill, Ward & Henderson, P.A.

101 E. Kennedy Boulevard

Suite 3700

Tampa, FL 33602

Attention: David S. Felman and Christopher J. Stephens

Telecopy No.: (813) 221-2900

(b) if to Shareholder:

Hosea II, LLC

1855 Shepard Drive

Titusville, FL 33602

Attention: Roger Boatman

Telecopy No.:

with a copy to:

Attention:

Telecopy No.:

with courtesy copies to:

Technology Research Corporation

5250 140th Avenue North

Clearwater, FL 33760

Attention: Chief Executive Officer

Telecopy No.: (727) 535-9691

with a copy to:

Hill, Ward & Henderson, P.A.

101 E. Kennedy Boulevard

Suite 3700

Tampa, FL 33602

Attention: David S. Felman and Christopher J. Stephens

Telecopy No.: (813) 221-2900

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next business day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) business days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 3.02 Further Assurances. Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional documents as Parent or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 3.03 Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time or (iii) the reduction of the Per Share Amount.

Section 3.04 Amendments and Waivers.

(a) The parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

(b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 3.05 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

Section 3.06 Counsel. Shareholder was provided the opportunity to consult with independent legal counsel prior to executing this Agreement. Neither Parent, Merger Sub nor the Company, nor their respective counsels, have provided advice to Shareholder with respect to this Agreement or the validity or effect of this Agreement.

Section 3.07 Binding Effect; Benefit; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 3.08 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or thereof, and the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 3.09 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

Section 3.10 Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any action or proceeding arising out of or relating to this Agreement. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 3.11 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 3.10 hereof in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to such party’s address as specified in or pursuant to Section 3.01 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 3.12 Entire Agreement; Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 3.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 3.14 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 3.10.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COLEMAN CABLE, INC.

By:	/s/ G. Yetman
Name: G. Gary Yetman
Title: CEO

CLEARWATER ACQUISITION I, INC.

By:	/s/ G. Yetman
Name: G. Gary Yetman
Title: CEO

HOSEA II, LLC

By:	/s/ Roger M. Boatman
Name: Roger M. Boatman
Title: General Partner

ANNEX I

Shareholder	Shares of Company Common Stock	Company Stock Options	Shares of Company Restricted Stock
Hosea II, LLC	0	0	694,750